Filed Pursuant to Rule 433

Registration No. 333-185655

Free Writing Prospectus Dated March 18, 2014

EOG Resources, Inc.

Pricing Term Sheet

$500,000,000 2.45% Senior Notes due 2020

Issuer:	EOG Resources, Inc.

Principal Amount:	$500,000,000

Maturity Date:	April 1, 2020

Coupon:	2.45%

Treasury benchmark:	1.500% Notes due February 28, 2019

Treasury yield:	1.548%

Re-offer spread:	+93 bps

Issue Price:	99.844% of Principal Amount

Yield to maturity:	2.478%

Redemption Provisions:
Make-whole call	At any time prior to March 1, 2020, at the greater of (i) 100% or (ii) a discount rate of Treasury plus 15 basis points

Par call	At any time on or after March 1, 2020

CUSIP/ISIN:	26875P AL5 / US26875PAL58

Interest Payment Dates:	Semi-annually on April 1 and October 1 commencing October 1, 2014

Settlement Date:	T+3; March 21, 2014

Ratings*:	Moody’s: A3 (stable outlook) S&P: A- (stable outlook)

Bookrunners:	Barclays Capital Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC DNB Markets, Inc. Goldman, Sachs & Co. SG Americas Securities, LLC UBS Securities LLC

Co-Managers:

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

Comerica Securities, Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Scotia Capital (USA) Inc.

ANZ Securities, Inc.

CIBC World Markets Corp.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, J.P. Morgan Securities LLC at (212) 834-4533, or RBC Capital Markets, LLC at (866) 375-6829.